Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(BASIS OF PRESENTATION DESCRIBED IN NOTE 1)

On January 30, 2022, Earthstone Energy, Inc. (“Earthstone”), Earthstone Energy Holdings, LLC, a subsidiary of Earthstone (“EEH” and collectively with Earthstone, the “Company”), as buyer, and Bighorn Asset Company, LLC, a Delaware limited liability company (“Bighorn”), as seller, entered into a Purchase and Sale Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, EEH will acquire (the “Bighorn Acquisition”) interests in oil and gas leases and related property of Bighorn located in the Midland Basin, Texas, for a purchase price (the “Purchase Price”) of $770 million in cash and 6,808,511 shares (the “Shares” and such issuance, the “Stock Issuance”) of Class A common stock, $0.001 par value per share of Earthstone (the “Class A Common Stock”). The cash portion of the Purchase Price is subject to customary purchase price adjustments with an effective date of January 1, 2022. In connection with the Purchase Agreement, EEH deposited $50 million in cash into a third-party escrow account as a deposit pursuant to the Purchase Agreement, which will be credited against the purchase price upon closing of the Bighorn Acquisition. At the closing of the Bighorn Acquisition, 510,638 of the Shares (the “Escrow Shares”) will be deposited in a stock escrow account for indemnity obligations and 6,297,873 of the Shares (the “Closing Shares”) will be issued to Bighorn.

The Purchase Agreement contains customary representations and warranties for transactions of this nature. The Purchase Agreement also contains customary pre-closing covenants of the parties, including the obligation of Bighorn to conduct its business in the ordinary course consistent with past practice and to refrain from taking certain specified actions, subject to certain exceptions.

The Bighorn Acquisition is expected to close in the second quarter of 2022, subject to the satisfaction of several closing conditions, including (i) specified materiality standards, the accuracy of the applicable counterparty’s representations and warranties in the Purchase Agreement, (ii) the applicable counterparty’s performance or compliance in all material respects with the covenants contained in the Purchase Agreement, (iii) the absence of certain legal matters prohibiting the Bighorn Acquisition, (iv) each counterparty being ready to deliver specified closing deliverables, (v) the Shares being authorized for listing on the New York Stock Exchange, and (vi) the expiration of any applicable waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended. The Purchase Agreement provides for an outside termination date of May 16, 2022 (which may be extended to July 13, 2022 in limited circumstances).

Earthstone is in the process of evaluating the accounting treatment of the Bighorn Acquisition. For the purposes of these unaudited pro forma condensed combined financial statements presented herein, Earthstone is assuming the Bighorn Acquisition will be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”), using the acquisition method of accounting, with Earthstone identified as the acquirer. The preliminary allocation of the total purchase price in the Bighorn Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed. The pro forma financial statements have been prepared to reflect the Bighorn Acquisition accounting adjustments to Earthstone’s historical condensed consolidated financial information in order to account for the Bighorn Acquisition and will include the assumption of liabilities for acquisition-related expenses and the recognition of the estimated tax impact of the pro forma adjustments.

As previously disclosed in its Current Report on Form 8-K filed on February 18, 2022 with the SEC, on February 15, 2022, Earthstone completed the acquisition of the assets of Chisholm Energy Holdings, LLC (the “Chisholm Acquisition”). At the closing of the Transaction, among other things, EEH acquired interests in oil and gas leases and related property of Chisholm located in Lea County and Eddy County, New Mexico, for a purchase price consisting of approximately $384.7 million in cash, net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between EEH and Chisholm, and 19,417,476 shares of Class A Common Stock. The purchase agreement related to the Chisholm Acquisition contains customary representations and warranties for transactions of this nature, as well as customary pre-closing covenants of the parties, including the obligation of Chisholm to conduct its business in the ordinary course consistent with past practice and to refrain from taking certain specified actions, subject to certain exceptions.

The Chisholm Acquisition was accounted for as a business combination in accordance with ASC 805 using the acquisition method of accounting, with Earthstone identified as the acquirer. The preliminary allocation of the total purchase price in the Transaction is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed. The pro forma financial statements have been prepared to reflect the transaction accounting adjustments to Earthstone’s historical condensed consolidated financial information in order to account for the Transaction and will include the assumption of liabilities for acquisition-related expenses and the recognition of the estimated tax impact of the pro forma adjustments.

As previously disclosed in its Current Report on Form 8-K filed on January 13, 2021 with the SEC, on January 7, 2021, Earthstone completed the acquisition (the “IRM Acquisition”) of all of the issued and outstanding limited liability company interests in Independence and certain wholly owned subsidiaries as contemplated in a purchase and sale agreement dated December 17, 2020. On February 24, 2021, Earthstone filed a Current Report on Form 8-K/A for the purpose of providing unaudited pro forma condensed combined financial statements giving effect to the IRM Acquisition, as required by Item 9.01(b) of Form 8-K. The IRM Acquisition was accounted for as a business combination using the acquisition method of accounting, with Earthstone identified as the acquirer.

As previously disclosed in its Current Report on Form 8-K filed on July 23, 2021 with the SEC, on July 20, 2021, Earthstone completed the acquisition of the assets of Tracker Resource Development III, LLC and TRD III Royalty Holdings (TX), LP (the “Tracker Acquisition”) and the acquisition of the assets of SEG-TRD LLC (“SEG-I”) and SEG-TRD II LLC (the “Sequel Acquisition”) providing unaudited pro forma condensed combined financial statements giving effect to the Tracker Acquisition and the Sequel Acquisition, as required by Item 9.01(b) of Form 8-K, both of which were accounted for as asset acquisitions in accordance with ASC 805. The fair value of the consideration paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, were recorded on our books as of the date of the closing of the Tracker Acquisition and the Sequel Acquisition. Additionally, costs directly related to the Tracker Acquisition and the Sequel Acquisition were capitalized as a component of the purchase price.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Chisholm Acquisition and the Bighorn Acquisition as if they had been completed on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the IRM Acquisition, the Tracker Acquisition, the Sequel Acquisition, the Chisholm Acquisition and the Bighorn Acquisition (collectively, the “Acquisitions”) as if they had been completed on January 1, 2021. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma condensed combined financial statements. As of the date of issuance of the unaudited pro forma condensed combined financial information, Earthstone has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the assets to be acquired and liabilities assumed in the Bighorn Acquisition.

The unaudited pro forma condensed combined balance sheet does not purport to represent what Earthstone’s financial position would have been had the Chisholm Acquisition and Bighorn Acquisition actually been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations does not purport to represent what Earthstone’s results of operations would have been had the Acquisitions actually been consummated on January 1, 2021. The unaudited pro forma condensed combined financial information is not indicative of Earthstone’s future financial position or results of operations and does not reflect future events that may occur after the Acquisitions, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies, or offsetting unforeseen incremental costs.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been derived from and should be read in conjunction with:
• the historical consolidated balance sheet of Earthstone as of December 31, 2021 included in its Annual Report on Form 10-K for year ended December 31, 2021;
• the consolidated balance sheet of Bighorn Permian Resources, LLC as of December 31, 2021 included in this Offering Memorandum; and
• the consolidated balance sheet of Chisholm Energy Holdings, LLC as of December 31, 2021 included in this Offering Memorandum.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been derived from:

• the historical consolidated statement of operations of Earthstone for the year ended December 31, 2021 included in its Annual Report on Form 10-K for year ended December 31, 2021;
• the unaudited historical condensed consolidated statement of operations of Independence for the period January 1, 2021 through January 7, 2021, based on the allocated number of days from the entire month’s results;
• the historical consolidated statement of operations of Bighorn Permian Resources, LLC for the Period from February 2, 2021 to December 31, 2021 included in this Offering Memorandum;
• the historical consolidated statement of operations of Chisholm Energy Holdings, LLC for the year ended December 31, 2021 included in this Offering Memorandum;
• the unaudited historical condensed consolidated statement of operations of Tracker for the six months ended June 30, 2021 (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on January 14, 2022);
• the unaudited historical statements of revenues and direct expenses of Sequel for the six months ended June 30, 2021 (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on January 14, 2022);
• the unaudited historical condensed consolidated statement of operations of Tracker for the period July 1, 2021 through July 20, 2021, based on the allocated number of days from the entire month’s results; and
• the unaudited historical statements of revenues and direct expenses of Sequel for the period July 1, 2021 through July 20, 2021, based on the allocated number of days from the entire month’s results.

EARTHSTONE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(In thousands, except share and per share amounts)

ASSETS	Earthstone Historical	Chisholm Holdings Historical	Bighorn Historical	Transaction Accounting Adjustments	Notes	Earthstone Pro Forma as Adjusted
Current assets:
Cash	$4,013	$16,383	$14,996	$(31,379)	(a)	$4,013
Accounts receivable:
Oil and natural gas revenues	50,575	22,037	54,493	$(76,530)	(a)	50,575
Joint interest billings and other, net of allowance	2,930	14,289	6,249	$(20,538)	(a)	2,930
Due from affiliates	—	49	31,789	$(31,838)	(a)	—
Derivative asset	1,348	—	—	—		1,348
Prepaid expenses and other current assets	2,549	2,566	4,065	$(6,631)	(a)	2,549
Total current assets	61,415	55,324	111,592	(166,916)		61,415

Oil and gas properties, successful efforts method:
Proved properties	1,625,367	999,887	864,612	(396,754)	(b)	3,093,112
Unproved properties	222,025	—	—	58,433	(b)	280,458
Land (surface rights)	5,382	—	—	—		5,382
Total oil and gas properties	1,852,774	999,887	864,612	(338,321)		3,378,952

Accumulated depreciation, depletion, amortization and impairment	(395,625)	(382,030)	(52,950)	434,980	(b)	(395,625)
Net oil and gas properties	1,457,149	617,857	811,662	96,659		2,983,327

Other noncurrent assets:
Office and other equipment, net of accumulated depreciation	1,986	3,305	776	(4,081)	(a)	1,986
Derivative asset	157	—	—	—		157
Operating lease right-of-use assets	1,795	—	—	—		1,795
Other noncurrent assets	33,865	4,000	83	(4,083)	(a)	9,237
				5,872	(c)
				(30,500)	(d)
TOTAL ASSETS	$1,556,367	$680,486	$924,113	$(103,049)		$3,057,917
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$31,397	$22,011	$16,450	$(38,461)	(a)	$51,397

				5,872	(c)
				14,128	(r)
Revenues and royalties payable	36,189	16,796	—	(16,796)	(a)	36,189
Accrued expenses	31,704	15,922	—	(15,922)	(a)	33,558
				1,854	(i)
Asset retirement obligation	395	622	—	(622)	(e)	395
Derivative liability	45,310	24,177	65,479	(89,656)	(a)	45,310
Advances	4,088	—	—	—		4,088
Operating lease liabilities	681	—	—	—		681
Other current liabilities	851	—	—	—		851
Total current liabilities	150,615	79,528	81,929	(139,603)		172,469

Noncurrent liabilities:
Long-term debt	320,000	139,539	150,802	(290,341)	(f)	1,151,336
				845,464	(f)
				(14,128)	(r)
Deferred tax liability	15,731	—	—	—		15,731
Asset retirement obligation	15,471	8,796	27,430	(2,072)	(e)	49,625
Derivative liability	571	23,140	32,489	(55,629)	(a)	571
Suspense payable	—	—	17,536	(17,536)	(a)	—
Warrant liability	—	—	30,562	(30,562)	(a)	—
Operating lease liabilities	1,276	—	—	—		1,276
Other noncurrent liabilities	6,442	—	—	—		6,442
Total noncurrent liabilities	359,491	171,475	258,819	435,196		1,224,981

Equity:
Members' Equity	—	429,483	583,365	(1,012,848)	(g)	—
Preferred stock	—	—	—	—	(p)	—
Class A common stock	53	—	—	26	(h)	79
Class B common stock	34	—	—	—		34
Additional paid-in capital	718,181	—	—	335,480	(h)	1,332,361
				278,700	(p)
Accumulated deficit	(159,774)	—	—	—		(159,774)
Total Earthstone Energy, Inc. stockholders’ equity	558,494	429,483	583,365	(398,642)		1,172,700
Noncontrolling interest	487,767	—	—	—		487,767
Total equity	1,046,261	429,483	583,365	(398,642)		1,660,467

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,556,367	$680,486	$924,113	$(103,049)		$3,057,917

EARTHSTONE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(In thousands, except share and per share amounts)

	Earthstone Historical	Independence Historical (1/1/21 - 1/7/21)	Tracker Historical (1/1/21 - 7/19/21)	Sequel Historical (1/1/21 - 7/19/21)	Chisholm Holdings Historical	Bighorn Historical (2/1/21 - 12/31/21)	Transaction Accounting Adjustments	Notes	Earthstone Pro Forma Combined
REVENUES
Oil and natural gas revenues	$419,643	$1,696	$17,365	$21,680	$216,463	$479,692	$—		$1,156,539
Unrealized loss - commodity derivatives	—	(1,861)	—	—	—	—	1,861	(i)	—
Total revenues	419,643	(165)	17,365	21,680	216,463	479,692	1,861		1,156,539

OPERATING COSTS AND EXPENSES
Lease operating expense	49,321	423	2,341	1,970	37,858	95,403	—		187,316
Production and ad valorem taxes	26,409	135	1,063	1,652	19,088	31,648	—		79,995
Depreciation, depletion, amortization and accretion	107,432	578	4,112	—	71,148	54,347	12,907	(j)	250,524
Impairment expense	—	—	—	—	114,907	—	(114,907)	(o)	—
General and administrative expense	41,922	185	1,969	—	10,107	24,161	29	(i)	78,373
Equity-based compensation	—	29	—	—	—	—	(29)	(i)	—
Transaction costs	4,875	—	—	—	—	—	—		4,875
Exploration expense	341	—	100	—	50	—	—		491
Total operating costs and expenses	230,300	1,350	9,585	3,622	253,158	205,559	(102,000)		601,574

Gain on sale of oil and gas properties	738	—	—	—	—	—	—		738

Income (loss) from operations	190,081	(1,515)	7,780	18,058	(36,695)	274,133	103,861		555,703

OTHER INCOME (EXPENSE)
Interest expense, net	(10,796)	(127)	(594)	—	(11,789)	(9,332)	(43,166)	(k)	(80,910)
							(5,106)	(l)
(Loss) gain on derivative contracts, net	(116,761)	—	(3,069)	—	(78,293)	(173,638)	(1,861)	(i)	(373,622)
Other income (expense), net	841	—	1,627	—	(539)	(5,089)	—		(3,160)
Total other income (expense)	(126,716)	(127)	(2,036)	—	(90,621)	(188,059)	(50,133)		(457,692)

Income (loss) before income taxes	63,365	(1,642)	5,744	18,058	(127,316)	86,074	53,728		98,011
Income tax (expense) benefit	(1,859)	10	—	—	(3)	(1,300)	(690)	(m)	(3,842)

Net income (loss)	$61,506	$(1,632)	$5,744	$18,058	$(127,319)	$84,774	$53,038		$94,169

Less: Net income (loss) attributable to noncontrolling interests	26,022	—	(44)	—	—	—	(1,899)	(n)	24,079
Net income (loss) attributable to common stockholders	$35,484	$(1,632)	$5,788	$18,058	$(127,319)	$84,774	$54,937		$70,090

Net income per common share:
Basic	$0.75								$0.71
Diluted	$0.71								$0.68

Weighted average common shares outstanding:
Basic	47,169,948						51,451,212		98,621,160
Diluted	49,952,093						53,524,518		103,476,611

EARTHSTONE ENERGY, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

Although the accompanying pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) were not prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, the methodology used to prepare these Pro Forma Financial Statements was based on the rules contemplated therein, with the exception of inclusion of the results presented in the historical consolidated statement of operations of Bighorn Permian Resources, LLC for the Period from February 2, 2021 to December 31, 2021, as opposed to the consolidated statement of operations for the year ended December 31, 2021.

The Pro Forma Financial Statements were prepared based on the historical consolidated and combined financial information of Earthstone, Independence, Tracker, Sequel, Chisholm Holdings and Bighorn. Although Earthstone is in the process of evaluating the accounting treatment of the Bighorn Acquisition, for the purposes of these Pro Forma Financial Statements, the Bighorn Acquisition has been accounted for herein as a business combination in accordance with ASC 805 using the acquisition method of accounting, with Earthstone identified as the acquirer. The preliminary allocation of the total purchase price in the Bighorn Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed.

The Chisholm Acquisition, completed on February 15, 2022, has been accounted for herein as a business combination in accordance with ASC 805 using the acquisition method of accounting, with Earthstone identified as the acquirer. The preliminary allocation of the total purchase price in the Bighorn Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed.

Certain transaction accounting adjustments have been made in order to show the effects of the Bighorn Acquisition on the combined historical financial information of Earthstone, Independence, Tracker, Sequel, Chisholm Holdings and Bighorn. The Bighorn Acquisition accounting adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed.

The Bighorn Acquisition accounting adjustments are described in the accompanying notes and are based on available information and certain assumptions that Earthstone believes are reasonable; however, actual results may differ from those reflected in these statements. The unaudited pro forma condensed combined statements do not purport to represent what Earthstone’s financial position or results of operations would have been if the Bighorn Acquisition had occurred on the dates indicated above, nor are they indicative of Earthstone’s future financial position or results of operations. Certain information normally included in financial statements and the accompanying notes has been condensed or omitted. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes of Earthstone, Independence, Tracker, Sequel, Chisholm Holdings and Bighorn for the periods presented.

The pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Chisholm Acquisition and the Bighorn Acquisition as if they had been completed on December 31, 2021. The pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Acquisitions as if they had been completed on January 1, 2021.

Note 2. Accounting Policies and Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the year ended December 31, 2020 have been compiled in a manner consistent with the accounting policies adopted by Earthstone. Certain reclassifications and adjustments have been made to the historical financial information of Independence, Tracker, Sequel, Chisholm Holdings and Bighorn presented herein to conform to Earthstone’s historical presentation.

Note 3. Preliminary Purchase Price Allocation

The preliminary allocation of the total purchase price in the Transaction is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2021 using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the closing date of the Transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

For the Chisholm Acquisition, the consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone were initially recorded as follows (in thousands, except share amounts and stock price):

Chisholm
Consideration:
Shares of Earthstone Class A Common Stock issued	19,417,476
Earthstone Class A Common Stock price as of February 15, 2022	$12.85
Class A Common Stock consideration	249,515
Cash consideration	384,664
Total consideration transferred	$634,179

Fair value of assets acquired:
Oil and gas properties	$642,757
Amount attributable to assets acquired	$642,757

Fair value of liabilities assumed:
Accrued liabilities	1,854
Noncurrent liabilities - ARO	6,724
Amount attributable to liabilities assumed	$8,578

Total consideration was based on the terms of the Purchase Agreement. The consideration paid by Earthstone at closing consisted of 19,417,476 shares of Class A Common Stock and $384.7 million in cash due at closing.

For the Bighorn Acquisition, the consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone are expected to be recorded as follows (in thousands, except share amounts and stock price):

Bighorn
Consideration:
Shares of Earthstone Class A Common Stock issued	6,808,511
Earthstone Class A Common Stock price as of March 31, 2022	$12.63
Class A Common Stock consideration	85,991
Cash consideration	770,000
Total consideration transferred	$855,991

Fair value of assets acquired:
Oil and gas properties	$883,421
Amount attributable to assets acquired	$883,421

Fair value of liabilities assumed:
Noncurrent liabilities - ARO	27,430
Amount attributable to liabilities assumed	$27,430

Total consideration is based on the terms of the Purchase Agreement. The consideration expected to be paid by Earthstone at closing consists of 6,808,511 shares of Class A Common Stock with $770 million in cash due at closing.

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021:

(a)        Adjustment to remove items not acquired as part of the Acquisitions.
(b)        Adjustment to the historical book values of oil and gas properties of Chisholm Holdings and Bighorn as of December 31, 2021 to reflect those properties at their estimated fair values and eliminate their respective historical accumulated depreciation, depletion and amortization, in accordance with the acquisition method of accounting for business combinations.
(c)        Adjustment to reflect estimated deferred financing costs related to Earthstone's revolving credit facility to be recorded in connection with the Acquisitions, net of amortization.
(d)        Adjustment to remove the $30.5 million deposit related to the Chisholm Acquisition which would have been applied to the purchase price had the transaction occurred on January 1, 2021.
(e)        Adjustment to the historical book values of the asset retirement obligations of Chisholm Holdings and Bighorn as of December 31, 2021 to reflect their estimated fair values in accordance with the acquisition method of accounting for business combinations.

(f)        Adjustment to reflect the elimination of outstanding historical debt and record cash consideration of $384.7 million to be conveyed to Chisholm Holdings and $770.0 million to be conveyed to Bighorn from $326.0 million in borrowings under Earthstone's revolving credit facility, $550.0 million from the issuance of high yield notes payable and $278.7 million from the issuance of preferred stock described in (h).
(g)        Adjustment to reflect the elimination of the Members’ Equity of Chisholm Holdings and Bighorn.
(h)        Adjustment to reflect the issuance of 26,225,987 shares of Class A Common Stock pursuant to the Purchase Agreements.
(i)        Adjustment to reflect certain reclassifications of historical line items to conform financial statement presentations.
(j)        Adjustments to reflect the depreciation, depletion and amortization expense that would have been recorded had the Acquisitions occurred on January 1, 2021 and the properties were adjusted in accordance with the acquisition method of accounting for business combinations.
(k)        Adjustments to reflect the estimated interest expense that would have been recorded in the periods presented with respect to the incremental borrowings expected to finance the cash consideration for the Acquisitions.
(l)        Adjustments to reflect the amortization of deferred financing costs related to the financing of the Acquisitions.
(m)        Adjustments to reflect the estimated incremental Income tax expense that would have been recorded in the period presented if the Acquisitions had occurred on January 1, 2021. The income tax rates used in calculating the tax impact of the adjustments recorded to the pro forma condensed combined statements of operations presented herein included a statutory federal income tax rate of 21%, a statutory Texas Margin tax rate of 0.75%, and a statutory New Mexico income tax rate of 0.75%, which represent the statutory rates in effect in those jurisdictions during the periods presented.
(n)        Adjustments to reflect the estimated incremental Net income (loss) attributable to noncontrolling interests that would have been recorded in the period presented if the Acquisitions had occurred on January 1, 2021.
(o)        Adjustment to reverse the historical asset impairments as, based on the purchase price contemplated by the Acquisitions, no impairments would have been recorded.
(p)        Adjustment to reflect the issuance of 280,000 shares of preferred stock, par value $0.001, with proceeds of $278.7 million, net of issuance cost, for which the par value rounds to zero herein.
(q)        Adjustment to reflect liabilities incurred in accordance with the terms of the Purchase Agreements.
(r)        Adjustment to reflect estimated financing costs related to high yield notes payable to be recorded in connection with the Acquisitions.

Note 5. Supplemental Unaudited Combined Oil and Natural Gas Reserves and Standardized Measure Information

The following table sets forth information with respect to the historical and combined estimated oil and natural gas reserves as of December 31, 2021 for Earthstone, Independence, Tracker, Sequel, Chisholm and Bighorn. The Earthstone reserve data presented below was derived from the independent engineering report of Cawley, Gillespie & Associates, Inc. (“CG&A”), Earthstone’s independent reserve engineer. The Independence reserve information was prepared by Earthstone management. The reserve information of Tracker and Sequel was prepared by Tracker management and Sequel management, respectively. The reserve information of Chisholm was prepared by Chisholm management. The reserve information of Bighorn was prepared by Bighorn management. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the quantity of reserve volumes. The reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2021 for Earthstone, Independence, Tracker, Sequel, Chisholm and Bighorn.

	As of December 31, 2021
	Earthstone (1)	Chisholm	Bighorn	Combined
Estimated Proved Developed Reserves:
Oil (MBbl)	35,825	12,693	29,176	77,694
Natural Gas (MMcf)	190,999	36,475	373,519	600,993
Natural Gas Liquids (MBbl)	25,918	4,623	46,406	76,947
Total (MBoe)(3)	93,576	23,395	137,835	254,806
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	25,251	24,048	26,919	76,218
Natural Gas (MMcf)	93,882	54,633	118,676	267,191
Natural Gas Liquids (MBbl)	13,114	7,482	14,744	35,340
Total (MBoe)(3)	54,012	40,636	61,442	156,090
Estimated Proved Reserves:
Oil (MBbl)	61,075	36,741	56,095	153,911
Natural Gas (MMcf)	284,881	91,108	492,195	868,184
Natural Gas Liquids (MBbl)	39,031	12,105	61,150	112,286
Total (MBoe)(3)	147,586	64,031	199,278	410,895
(1) As of December 31, 2021, holders of Earthstone's Class B Common Stock owned a non-controlling indirect interest of 24.7% of the estimated proved reserves, as adjusted for the impact of the Acquisitions.
(2) Assumes a ratio of 6 Mcf of natural gas per Boe.

The following table sets forth summary information with respect to historical and combined oil and natural gas production for the year ended December 31, 2021 for Earthstone, Independence, Tracker, Sequel, Chisholm and Bighorn. The Earthstone oil and natural gas production data presented below was derived from Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2021. The Independence, Tracker, Sequel, Chisholm and Bighorn oil and natural gas production data presented below was derived from the supplemental oil and gas reserve information (unaudited) included in notes to their audited financial statements for the year ended December 31, 2021.

	Year Ended December 31, 2021
	Earthstone (1)	Independence (2)	Tracker (3)	Sequel (3)	Chisholm	Bighorn	Combined
Oil (MBbl)	4,381	28	123	165	2,611	3,110	10,418
Natural Gas (MMcf)	14,505	52	1,686	2,014	6,254	32,935	57,446
Natural Gas Liquids (MBbl)	2,257	10	210	245	813	4,125	7,660
Total (MBoe)(4)	9,055	47	614	746	4,466	12,724	27,652
(1) As of December 31, 2021, holders of Earthstone's Class B Common Stock owned a non-controlling indirect interest of 24.7% of the estimated proved reserves, as adjusted for the impact of the Acquisitions.
(2) Based on the pro rata allocation of 6 days of January 2021 production from internal reports..
(3) Includes the pro rata allocation of 19 days of July 2021 production from internal reports.
(4) Assumes a ratio of 6 Mcf of natural gas per Boe.

The following unaudited combined estimated discounted future net cash flows reflect Earthstone, Independence, Tracker, Sequel, Chisholm and Bighorn as of December 31, 2021. The unaudited combined standardized measure of discounted future net cash flows are as follows (in thousands):

	As of December 31, 2021
	Earthstone (1)	Chisholm	Bighorn	Combined
Future cash inflows	$6,042,508	$3,091,008	$7,092,259	$16,225,775
Future production costs	(1,641,130)	(1,085,242)	(2,538,596)	(5,264,968)
Future development costs	(470,008)	(381,580)	(658,724)	(1,510,312)
Future income tax expense	(381,663)	—	(29,212)	(410,875)
Future net cash flows	3,549,707	1,624,186	3,865,727	9,039,620
10% annual discount for estimated timing of cash flows	(1,731,335)	(738,765)	(2,031,983)	(4,502,083)
Standardized measure of discounted future net cash flows	$1,818,372	$885,421	$1,833,744	$4,537,537
(1) As of December 31, 2021, holders of Earthstone's Class B Common Stock owned a non-controlling indirect interest of 24.7% of the estimated proved reserves, as adjusted for the impact of the Acquisitions.